Exhibit 99.1
601 Poydras St., Suite 2400
New Orleans, LA 70130
NYSE: SPN
(504) 587-7374
Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Amends Revolving Credit Facility
New Orleans, LA — July 21, 2010 — Superior Energy Services, Inc. (NYSE: SPN) today announced that it has amended its revolving credit facility with JPMorgan Chase Bank, N.A. Some of the key features of the amended facility include increasing its size to $400 million from $325 million, with the right, at the Company’s option, to increase the aggregate principal amount further to $550 million, and extending its maturity to July 20, 2014.
David Dunlap, CEO of Superior Energy Services, commented, “We appreciate the support of our lenders, many of whom have been part of our lending group for the past decade. Their confidence in our outlook and plans going forward are reflected in their commitment and this amended facility.”
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.